Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated March 3, 2015

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J.P. Morgan U.S. Sector Rotator 8 Index

Performance Update - March 2015

OVERVIEW
The J.P. Morgan US Sector Rotator 8 Index is a notional
rules-based proprietary index that, on a monthly basis,
tracks the excess return of a synthetic portfolio of (i) up
to five U.S. Sector Constituents, which are U.S. sector
exchange-traded funds, that are selected according to their
past month return with a volatility feature, and, (ii) if
fewer than 5 out of the 10 possible U.S. Sector
Constituents are selected, the Bond Constituent, which is
the PIMCO Total Return Exchange-Traded Fund.

Hypothetical and Actual Historical Performance -
February 28, 2005 to February 27, 2015

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* See "Notes" on following page

Key Features of the Index
The strategy is based on a universe of 11 investible
underlyings (10
ETFs across U.S. sectors and an ETF representing fixed
income exposure)
Monthly rebalancing of portfolio allocation, with all
positions financed
by short term borrowing of cash.
Targets a volatility of 8%
Levels published on Bloomberg under the ticker JPUSSC8E.

Hypothetical and Actual Historical Volatility --
August 31, 2005 to February 27, 2015

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Recent Index Performance

Historical Performance  Jan    Feb
---------------------- ------ ------
      2015             -0.47% -0.50%
---------------------- ------ ------
      2014             -3.79% 2.02%
---------------------- ------ ------
      2013             2.88%  0.71%
---------------------- ------ ------
      2012             0.53%  1.69%
---------------------- ------ ------
      2011             2.04%  2.16%
---------------------- ------ ------

 Mar    Apr   May    Jun
====== ===== ====== ======
-0.08% 2.01% 1.06%  1.34%
------ ----- ------ ------
3.45%  3.09% -1.85% -0.63%
------ ----- ------ ------
2.42%  0.07% -0.30% 0.59%
------ ----- ------ ------
-0.07% 0.07% 0.08%  0.07%
------ ----- ------ ------

 Jul    Aug    Sep    Oct
====== ====== ====== ======
-2.10% 3.49%  -0.66% 1.92%
------ ------ ------ ------
1.77%  -2.32% 2.19%  2.61%
------ ------ ------ ------
0.56%  -0.52% 2.00%  -0.55%
------ ------ ------ ------
0.07%  0.08%  0.07%  0.08%
------ ------ ------ ------

 Nov    Dec   Full Year
------ ------ ---------
              -0.96%
------ ------ ---------
1.58%  -0.59% 6.13%
------ ------ ---------
1.48%  2.03%  16.30%
------ ------ ---------
-0.11% 0.23%  6.77%
------ ------ ---------
0.07%  1.84%  6.61%
------ ------ ---------

Recent Index Composition

            Consumer       Consumer
            Discretionary Staples Select
            Select Sector Sector SPDR
            SPDR Fund       Fund
----------- ------------- --------------
 March 15   11.68%         0.00%
----------- ------------- --------------
February 15 0.00%         12.18%
            ------------- --------------

Energy Select  Financial    Health Care
Sector SPDR   Select Sector Select Sector
  Fund        SPDR Fund     SPDR Fund
------------- ------------- -------------
 0.00%        11.05%        0.00%
------------- ------------- -------------
 0.00%        0.00%         10.16%
------------- ------------- -------------

 Industrial   Utilities Select  Materials
Select Sector Sector SPDR      Select Sector
SPDR Fund       Fund           SPDR Fund
------------- ---------------- -------------
11.89%         0.00%           9.99%
------------- ---------------- -------------
0.00%         10.91%           0.00%
------------- ---------------- -------------

                          PIMCO Total
Technology    iShares US  Return Active
Select Sector Real Estate Exchange-
SPDR Fund       ETF       Traded Fund
------------- ----------- -------------
10.53%        0.00%        0.0%
------------- ----------- -------------
0.00%         12.48%      41.3%
------------- ----------- -------------

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com

March 02, 2015

Comparative Hypothetical and Historical Total Returns (%),
Volatility (%) and Correlation -- February 27, 2015

                                          Three Year         Five Year
                                        Annualized Return Annualized Return
--------------------------------------- ----------------- -----------------
J.P. Morgan U.S. Sector Rotator 8 Index      8.5%              8.7%
--------------------------------------- ----------------- -----------------
SandP 500 Index (Excess Return)             17.4%             15.6%
--------------------------------------- ----------------- -----------------
JPM US Gov Bond Index (Excess Return)        1.5%              3.4%

                  Ten Year
   Ten Year       Annualized
Annualized Return  Volatility
----------------- -----------
     6.0%           7.0%
----------------- -----------
     5.7%          20.5%
----------------- -----------
     2.4%           4.8%

Ten Year Sharpe Ten Year Ratio Correlation

85.7% 100.0% 27.8% 56.6% 50.4% -17.3%

Notes

Hypothetical, historical performance measures: Represent
the performance of the U.S. Sector Rotator 8 Index based
on, as applicable to the relevant measurement period, the
hypothetical backtested daily closing levels through June
28, 2013, and the actual historical performance of the
Index based on the daily closing levels from July 1, 2013
through February 27, 2015, as well as the performance of
the SandP 500 Index (Excess Return), and the JPMorgan US
Government Bond Index (Excess Return) over the same
periods. For purposes of these examples, each index was set
equal to 100 at the beginning of the relevant measurement
period and returns are calculated arithmetically (not
compounded). There is no guarantee the U.S. Sector Rotator
8 Index will outperform the SandP 500 Index (Excess
Return), the JPMorgan US Government Bond Index (Excess
Return) or any alternative investment strategy. Sources:
Bloomberg and JPMorgan.

SandP 500 Index (Excess Return) represents a hypothetical
index constructed from the total returns of the SandP 500
Index with the returns of the Cash Index deducted. JPMorgan
US Government Bond Index (Excess Return) represents a
hypothetical index constructed from the returns of the
JPMorgan US Government Bond Index with the returns of the
Cash Index deducted.

Volatility: hypothetical, historical six-month annualized
volatility levels are presented for informational purposes
only. Volatility levels are calculated from the historical
returns, as applicable to the relevant measurement period,
of the U.S. Sector Rotator 8 Index, SandP 500 Index (Excess
Return), and the JPMorgan US Government Bond Index (Excess
Return).

Volatility represents the annualized standard deviation of
the relevant index's arithmetic daily returns since
February 28, 2005. The Sharpe Ratio, which is a measure of
risk-adjusted performance, is computed as the ten year
annualized historical return divided by the ten year
annualized volatility.

The back-tested, hypothetical, historical annualized
volatility and index returns may use substitutes for any
ETF that was not in existence or did not meet the liquidity
standards at that particular time.

The back-tested, hypothetical, historical annualized
volatility and index returns have inherent limitations.
These volatility and return results were achieved by means
of a retroactive application of a back-tested volatility
model designed with the benefit of hindsight. No
representation is made that in the future the relevant
indices will have the volatility shown. Alternative
modeling techniques or assumptions might produce
significantly different results and may prove to be more
appropriate. Actual annualized volatilities and returns may
vary materially from this analysis. Source: Bloomberg and
JPMorgan.

Key Risks
 The payment on any investments linked to the Index that we
may issue is exposed to the credit risk of JPMorgan Chase
and Co.
 The levels of the Index will include the deduction of a
fee of 0.50% per annum.
  There are risks associated with a momentum-based
investment strategy--The Strategy seeks to capitalize on
positive market price trends based on the supposition that
positive market price trends may continue. This Strategy is
different from a strategy that seeks long-term exposure to
a portfolio consisting of constant components with fixed
weights. The Strategy may fail to realize gains that could
occur from holding assets that have experienced price
declines, but experience a sudden price spike thereafter.
  Correlation of performances among the basket constituents
may reduce the performance of strategy--Performances among
the Basket Constituents may become highly correlated from
time to time during the term of your investment. High
correlation during periods of negative returns among Basket
Constituents representing any one sector or asset type that
have a substantial weighting in the Strategy could have a
material adverse effect on the performance of the
Strategy.

  Our affiliate, JPMS plc, is the Index Sponsor and
Calculation Agent and may adjust the Index in a way that
affects its level--The policies and judgments for which
JPMS plc is responsible could have an impact, positive or
negative, on the level of the Index and the value of your
investment. JPMS plc is under no obligation to consider
your interest as an investor with returns linked to the
Index.
 The Index may not be successful, may not outperform any
alternative strategy related to the Basket Constituents, or
may not achieve its target volatility of 8%.
 The investment strategy involves monthly rebalancing and
maximum weighting caps applied to the Basket Constituents
by asset type and sector.
 Changes in the value of the Basket Constituents may offset
each other.
 The Index was established on July 1, 2013 and has a
limited operating history
The risks identified above are not exhaustive. You should
also review carefully the related "Risk Factors" section in
the relevant product supplement and underlying supplement
and the "Selected Risk Considerations" in the relevant term
sheet or pricing supplement.
For more information on the Index and for additional key
risk information see Page 9 of the Strategy Guide at
http://www.sec.gov/Archives/edgar/data/19617/00009501031300
6180/crt_dp41471-fwp.pdf